Exhibit 99.1

ADTRAN Increases Market Leadership in North American MSO Business by Entering Broad Based Agreement with Sumitomo Electric Industries

ADTRAN accelerates MSOs’ path to SD-Access with the expansion of Gigabit broadband portfolio

HUNTSVILLE, Ala.--(March 20, 2018)—ADTRAN®, Inc., (NASDAQ:ADTN), a leading provider of next-generation open networking solutions, today announced it has secured the market-leading EPON business for North America, as well as technology license and OEM supply for North America, South America, EMEA, Australia and New Zealand, from Sumitomo Electric Industries Ltd. (Sumitomo Electric). Sumitomo Electric is a leading global provider of next-generation Optical Broadband Access network solutions in Asia and North America.  ADTRAN will assume sales, customer relationship, distribution, support, manufacturing and development rights for these industry-leading EPON solutions from Sumitomo Electric for its target markets outside of Japan and Asia. ADTRAN will leverage Sumitomo Electric’s dominant North American EPON market share and deep industry experience in engineering, support and sales functions. These EPON solutions will be integrated into ADTRAN’s SD-Access portfolio to further support ADTRAN’s ongoing commitment to serve the needs of its growing base of cable MSO customers.

“Sumitomo Electric EPON products have been the market leader over the past twelve years in Japan, the last four years in North America and are a strong fit for ADTRAN to integrate into our industry-leading SD-Access portfolio,” said Jay Wilson, Senior Vice President of Technology and Strategy, ADTRAN. “These products come to ADTRAN with large, installed deployments within leading MSOs, including the top two North American cable broadband providers.  We will build upon Sumitomo Electric solutions to further accelerate the MSO market’s adoption of our open, programmable and scalable architectures, enabling them to accomplish their strategic network priorities.”

This deal solidifies a global alliance with two well-respected industry leaders with unmatched domain expertise in the access market by allowing Sumitomo Electric to take the ADTRAN SD-Access portfolio to the Japanese and Asian market, including the ADTRAN Mosaic cloud platform, NG-PON2 and Gfast technologies. These market-leading technologies, combined with the expertise and experience of ADTRAN and Sumitomo Electric, will enable the execution of distributed access architecture strategies as cable MSOs look to deliver multi-gigabit services. The companies will also collaborate on future PON and SDN technology developments.

“Our global alliance ensures that cable MSOs and internet service providers around the globe are supported with the industry’s most open and complete 10G-EPON, NG-PON2 and Gfast with SD-Access solutions and with the company best positioned to advance their networks and accommodate next-generation services,” said Hiroaki Nishimoto, General Manager, Broad Networks Division, Sumitomo Electric. “ADTRAN is the right partner for Sumitomo Electric, because of its long-term trust from Tier-1 Telco and MSO customers in North America, and also because of its leadership in a complementary product portfolio and its unique experience with deploying and maintaining remote electronics. We look forward to the collaboration between our teams that will result in more competitive solutions for our customers.”

“The combination of ADTRAN and Sumitomo Electric brings unparalleled experience and commitment to meet and exceed the needs of MSO customers and prospects around the world,” Newly-appointed ADTRAN Vice President of Engineering Howie Abramson said. Formerly in a similar role for Sumitomo Electric Lightwave Corp. (a North American subsidiary of Sumitomo Electric), Abramson brings vast experience in cable networking, DOCSIS, DML and PON access. He is complemented by a select, highly-skilled team of Sumitomo Electric experts in sales, engineering and support that will now be part of the ADTRAN team.

“The global alliance between ADTRAN and Sumitomo Electric will greatly benefit MSOs and service providers around the world,” principal analyst at Ovum Julie Kunstler said. “It is a win-win. ADTRAN is obtaining the most widely deployed 10G EPON equipment solution in North America and aligning itself with a leading global 10G EPON supplier, while Sumitomo Electric has the opportunity to leverage the ADTRAN SD-Access portfolio in its home market.”

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

About Sumitomo Electric

Sumitomo Electric Industries, Ltd. was established in 1897. With our history in electric wire and cable manufacturing technologies, Sumitomo Electric has invested heavily over the years in research and development to expand and establish new businesses. These efforts have allowed us to create new products and new technologies, as well as diversify our business fields. Currently, we operate our businesses on a global basis in the following five segments: Automotive; Info Communications; Electronics; Environment & Energy; and Industrial Materials. We have been contributing to society through environmental friendly and fair business activities globally. For more information, please visit http://global-sei.com.